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                                   EXHIBIT 3.1


                      RAINTREE RESORTS INTERNATIONAL, INC.

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RELATIVE,
      PARTICIPATION, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                            PREFERRED STOCK, CLASS B

                                   ----------

        Pursuant to Section 78.1955 of the Nevada General Corporation Law

                                   ----------


         Raintree Resorts International, Inc. (the Company), a corporation organized and existing under the Nevada General Corporation Law (the NGCL), does hereby certify that its Board of Directors (the Board), pursuant to a meeting, duly called and held on September 10, 1998, duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:


         WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Articles of Incorporation, to fix by resolution or resolutions the designation of each class and series of the preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the NGCL;


         WHEREAS, as of the date of this resolution, no shares of Class B Preferred (defined below) have been issued by the Company; and


         WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the term of a class of preferred stock and the number of shares constituting such class:


         NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:


         (a) Designation and Amount. One preferred share, par value $.001, is hereby constituted as a series of preferred shares of the Company which shall be designated as the "Class B Special Voting Preferred Share" (the Class B Preferred Share), the







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                  preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.


         (b) Dividends and Distributions. The holder of the Series B Preferred Share shall not be entitled to receive any portion of any dividend or distribution at any time.


         (c) Voting Rights. The holder of the Class B Preferred Share shall have the following voting rights:


                  (i) The Class B Preferred Share shall entitle the holder thereof to an aggregate number of votes equal to the number of Exchangeable Shares (Exchangeable Shares) of Raintree Resorts International Canada Limited, a British Columbia corporation, outstanding from time to time which are not owned by the Company or any of its direct or indirect subsidiaries.


                  (ii) Except as otherwise provided herein or by law, the holder of the Class B Preferred Share and the holders of common stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.


                  (iii) Except as set forth herein, the holder of the Class B Preferred Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of common stock as set forth herein) for taking any corporate action.


         (d)      Additional Provisions.


                  (i) The Holder of the Class B Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.


                  (ii) At such time as (A) the Class B Preferred Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Raintree Canada outstanding which are not owned by the Company or any of its direct or indirect subsidiaries, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Raintree Canada which could by its terms require Raintree Canada to issue any Exchangeable Shares to any person other than the Company or any of its direct or indirect subsidiaries, then the Series B Preferred Share shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.


                  (e) Reacquired Share. If the Class B Preferred Share should be purchased or otherwise acquired by the Company in any manner whatsoever, then the Class B Preferred Share shall be retired and cancelled promptly after the



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                           acquisition thereof. Such share shall upon its
                           cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.


                  (f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the holder of the Class B Preferred Share shall not be entitled to any portion of any distribution.


                  (g) No Redemption or Conversion. The Class B Preferred Share shall not be redeemable or convertible.


         IN WITNESS WHEREOF, CLUB REGINA RESORTS, INC. has caused this certificate to be made under the seal of the Company signed by its Vice President--Corporate Planning and Development and Secretary, respectively, and acknowledged by its Senior Vice President--Corporate Planning and Development on September 17, 1998.


                                         RAINTREE RESORTS INTERNATIONAL, INC.




                                         By:
                                            -----------------------------------
                                              Brian R. Tucker,
                                              Senior Vice President--
                                              Corporate Planning and Development


                                         By:
                                            -----------------------------------
                                              Bea Robertson, Secretary

ACKNOWLEDGMENT:


RAINTREE RESORTS INTERNATIONAL, INC.




By:
   -------------------------------------
   Brian R. Tucker, Senior Vice President--
   Corporate Planning and Development


THE STATE OF TEXAS )
                   )
COUNTY OF HARRIS   )

         This instrument was acknowledged before me on September 17, 1998, by Brian R. Tucker, Senior Vice President--Corporate Planning and Development, of RAINTREE RESORTS INTERNATIONAL, INC., a Nevada corporation, on behalf of said corporation.


                            -------------------------------------------
                            Notary Public in and for The State of Texas



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